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                             EPL Technologies, Inc.

                                  Exhibit 11.0

                  Computation of Earnings per Common Share and
                     Fully Diluted Earnings per Common Share







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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (In thousands, except per share data)

                                                              Three Months Ended
                                                                  March 31,
                                                             2000            1999
                                                           --------        --------
Net loss                                                   ($ 3,381)       ($ 3,032)

Deduct:
Accretion, discount and dividends on preferred stock            154             124
                                                           --------        --------

Net loss applicable to common shareholders                 ($ 3,535)       ($ 3,156)
                                                           ========        ========

Weighted average number of common shares outstanding         30,566          11,752
                                                           ========        ========

Basic loss per share                                       ($  0.12)       ($  0.27)
                                                           ========        ========


Net Loss for diluted loss per share computation            ($ 3,381)       ($ 3,032)
                                                           ========        ========

Weighted average number of common shares outstanding         30,566          11,752

Common share equivalent applicable to:
        Series A convertible preferred stock                     40              40
        Series D convertible preferred stock                      0           1,644
        Warrants                                              4,559             279
        Stock options                                            40             306

Less common stock acquired with net proceeds                  4,639           1,321
                                                           --------        --------
Weighted average number of common shares
and common share equivalents used to compute
diluted loss per share                                       30,566          12,700
                                                           ========        ========

Diluted loss per share                                     ($  0.12)       ($  0.24)
                                                           ========        ========